Exhibit 99.1

Global Partners Reports Net Income of $1.9 Million for the Third-Quarter of 2011 on Record Q3 Product Volume

WALTHAM, Mass.--(BUSINESS WIRE)--November 3, 2011--Global Partners LP (NYSE: GLP) today reported net income of $1.9 million, or $0.08 per diluted limited partner unit, for the three months ended September 30, 2011, compared with net income of $551,000, or $0.03 per diluted limited partner unit, for the third quarter of 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2011 was $18.7 million, an increase of 49% from $12.5 million for the third quarter of 2010.

Distributable cash flow (DCF) for the third quarter of 2011 increased 58% to $8.6 million from $5.4 million for the comparable period in 2010.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2011 and 2010.

“We generated better-than-expected earnings in the third quarter, in part from the strong performance of our Mobil assets, which contributed to record Q3 gross profit and product volume,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Due to the contribution of gasoline and blendstock volumes, combined product volume grew by 66% to a third-quarter record 1.3 billion gallons from 770 million gallons in the third quarter of 2010.”

Sales for the third quarter of 2011 were $3.8 billion, compared with $1.5 billion for the same period in 2010, due primarily to a combination of volume increases and higher refined petroleum product prices. Wholesale segment sales were $3.5 billion, or 92% of total sales, for the third quarter of 2011, compared with $1.5 billion, or 94% of total sales, for the third quarter of 2010. Commercial fuel sales were $289.3 million, or 8% of total sales, for the third quarter of 2011, compared with $94.7 million, or 6% of total sales, for the third quarter of 2010.

Wholesale segment volume increased to 1.2 billion gallons in the third quarter of 2011 from 715.4 million gallons in the third quarter of 2010. Commercial segment volume increased to 105.2 million gallons in the third quarter of 2011 from 54.5 million gallons in the comparable period of 2010.

“Our expansive terminal network is a strategic advantage for Global Partners as we further broaden our product mix and expand our service offerings to capitalize on new opportunities in the North American energy markets,” Slifka said. “In the last week of October, for example, we received two unit trains of approximately 90,000 barrels in the aggregate of Bakken crude oil from North Dakota at our terminal located along the Hudson River in Albany, NY. This facility is ideally suited as a hub for the transportation and storage of energy products – by rail, barge, truck or ship – to anywhere in North America. In addition, we were recently awarded two one-year contracts to store a combined 500,000 barrels of ultra low sulfur distillate at our Revere, Mass. terminal for the U.S. Department of Energy’s (DOE) Northeast Home Heating Oil Reserve. The contracts commenced in the current quarter and are expected to generate a total of $4.2 million in storage revenue for Global Partners in the first contract year. The DOE has extension options for up to an additional three years.”

Combined gross profit increased 40% to $49.3 million in the third quarter of 2011 from $35.1 million in the third quarter of 2010. Within Global Partners’ wholesale segment, gasoline net product margin improved 63% to a third-quarter record of $26.8 million from $16.4 million in the third quarter of 2010. Distillate net product margin decreased 45% to $10.2 million in the third quarter of 2011 from $18.4 million in the third quarter of 2010. Residual oil net product margin decreased 33% to $1.2 million in the third quarter of 2011 from $1.9 million in the third quarter of 2010. Commercial net product margin increased 300% to $9.3 million in the third quarter of 2011 from $2.3 million in the same period of last year.

The Board of Directors of the Partnership’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.50 per unit ($2.00 per unit on an annualized basis) on all of its outstanding common units for the period from July 1 through September 30, 2011. The distribution will be paid November 14, 2011 to unitholders of record as of the close of business November 3, 2011.

Business Outlook

Based on its performance through the first nine months of 2011 and current market conditions, Global Partners is on track to achieve its full-year 2011 EBITDA guidance of $75 million to $85 million. The Partnership expects to be profitable for the fourth quarter and full-year 2011, and to achieve its targeted expense reduction of $10 million to $12 million in 2012.

“We remain well positioned to navigate the current market environment,” Slifka said. “Our Mobil assets are performing well. We continue to identify potential acquisition opportunities and we are exploring promising new areas that enable us to capitalize on the breadth of our assets to drive organic growth.”

Financial Results Conference Call

Management will review Global Partners’ third-quarter 2011 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership owns and supplies fuel to Mobil branded retail gas stations in New England, and also supplies Mobil branded fuel to independently-owned stations. Global Partners LP, a FORTUNE 500(R) company, trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Estimates for Global Partners LP’s future EBITDA and profits are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that our future EBITDA and profits will be as estimated. Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause future results to be materially different from the results stated or implied in this news release. For additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings the Partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this news release, and Global Partners LP expressly disclaims any obligation or undertaking to update these statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales	$3,765,765	$1,546,839	$10,728,985	$5,046,285
Cost of sales	3,716,486	1,511,744	10,578,885	4,931,461
Gross profit	49,279	35,095	150,100	114,824

Costs and operating expenses:
Selling, general and administrative expenses	17,166	17,246	57,085	47,715
Operating expenses	19,373	10,405	54,932	28,867
Restructuring charges	1,719	-	1,719	-
Amortization expenses	1,216	1,005	3,583	2,430
Total costs and operating expenses	39,474	28,656	117,319	79,012

Operating income	9,805	6,439	32,781	35,812

Interest expense	(7,947)	(5,888)	(23,478)	(14,326)

Income before income tax expense	1,858	551	9,303	21,486

Income tax expense	-	-	-	(387)

Net income	1,858	551	9,303	21,099

Less: General partner's interest in net income, including incentive distribution rights (1)
	(142)	(72)	(455)	(518)

Limited partners' interest in net income	$1,716	$479	$8,848	$20,581

Basic net income per limited partner unit (2)	$0.08	$0.03	$0.42	$1.30

Diluted net income per limited partner unit (2)	$0.08	$0.03	$0.41	$1.28

Basic weighted average limited partner units outstanding	21,567	16,934	21,188	15,824

Diluted weighted average limited partner units outstanding	21,752	17,180	21,388	16,075

(1) For 2011, the calculation includes the effect of the public offerings in November 2010 and February 2011 and, as a result, the general partner's interest was reduced to 1.06% for the three months ended September 30, 2011 and, based on a weighted average, 1.10% for the nine months ended September 30, 2011. For 2010, the calculation includes the effect of the public offering in March 2010 and, as a result, the general partner's interest was reduced to 1.34% for the three months ended September 30, 2010 and, based on a weighted average, 1.60% for the nine months ended September 30, 2010.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$10,872	$2,361
Accounts receivable, net	438,331	553,066
Accounts receivable - affiliates	1,276	1,230
Inventories	598,818	586,831
Brokerage margin deposits	38,362	15,501
Fair value of forward fixed price contracts	10,384	1,942
Prepaid expenses and other current assets	60,409	36,714
Total current assets	1,158,452	1,197,645

Property and equipment, net	410,043	422,684
Intangible assets, net	37,927	40,065
Other assets	11,438	11,922

Total assets	$1,617,860	$1,672,316

Liabilities and partners' equity
Current liabilities:
Accounts payable	$362,700	$443,469
Working capital revolving credit facility - current portion	211,833	193,198
Environmental liabilities - current portion	2,948	5,535
Trustee taxes payable	65,784	69,828
Accrued expenses and other current liabilities	41,510	30,494
Obligations on forward fixed price contracts and other derivatives	3,373	9,157
Total current liabilities	688,148	751,681

Working capital revolving credit facility - less current portion	340,167	293,502
Revolving credit facility	220,000	300,000
Environmental liabilities - less current portion	27,837	28,970
Other long-term liabilities	24,558	21,347
Total liabilities	1,300,710	1,395,500

Partners' equity	317,150	276,816

Total liabilities and partners' equity	$1,617,860	$1,672,316

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Reconciliation of net income to EBITDA
Net income	$1,858	$551	$9,303	$21,099
Depreciation and amortization and amortization of deferred financing fees	8,865	6,087	26,175	14,661
Interest expense	7,947	5,888	23,478	14,326
Income tax expense	-	-	-	387
EBITDA	$18,670	$12,526	$58,956	$50,473

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$52,505	$(83,522)	$(6,779)	$(32,958)
Net changes in operating assets and liabilities and certain non-cash items	(41,782)	90,160	42,257	68,718
Interest expense	7,947	5,888	23,478	14,326
Income tax expense	-	-	-	387
EBITDA	$18,670	$12,526	$58,956	$50,473

Reconciliation of net income to distributable cash flow
Net income	$1,858	$551	$9,303	$21,099
Depreciation and amortization and amortization of deferred financing fees	8,865	6,087	26,175	14,661
Amortization of routine bank refinancings (1)	(932)	-	(2,508)	-
Maintenance capital expenditures	(1,193)	(1,205)	(2,681)	(2,262)
Distributable cash flow	$8,598	$5,433	$30,289	$33,498

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow

Net cash provided by (used in) operating activities	$52,505	$(83,522)	$(6,779)	$(32,958)
Net changes in operating assets and liabilities and certain non-cash items	(41,782)	90,160	42,257	68,718
Amortization of routine bank refinancings (1)	(932)	-	(2,508)	-
Maintenance capital expenditures	(1,193)	(1,205)	(2,681)	(2,262)
Distributable cash flow	$8,598	$5,433	$30,289	$33,498

(1) Commencing with the quarter ended March 31, 2011, our calculation of distributable cash flow excludes non-cash amortization of deferred financing fees related to routine bank refinancings. Amortization of deferred financing fees in connection with our expansion-related activities will continue to be included. We believe that this provides a more conservative methodology to this non-GAAP financial measure. Had this methodology been used previously, it would not have affected distribution decisions or the outcome of the recent conversion of subordinated units to common units. Had this methodology been used for the three and nine months ended September 30, 2010, distributable cash flow would have been lower by approximately $0.8 million and $1.8 million, respectively.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary